Exhibit 99.1

Aldila

Moderator: Pete Mathewson

March 3, 2005

11:00 a.m. EST

OPERATOR:  Good morning and welcome to Aldila sponsored (ph) fourth quarter and fiscal year 2004 financial results.  At this time, all participants have been place on a listen-only mode and the floor will be opened for questions following today’s presentation.  At this time, I’d like to turn the floor over to your host for today’s conference, Mr. Pete Mathewson.  Sir, you may proceed.

PETE MATHEWSON, CHAIRMAN, CEO, PRESIDENT & COO, ALDILA GOLF, INC:  Good morning, I’m Pete Mathewson, Chairman and CEO of Aldila, Incorporated.  Welcome to our review of Aldila’s 2004 fourth quarter and full year financial report.  Also with me here today is Bob Cierzan, our Chief Financial Officer.  Following my brief commentary, the line will be opened for questions.

I want to remind you the content of today’s audio cast may contain time sensitive information that is accurate only as of the time and date of this live broadcast, at 8 am Pacific Standard Time on March 3, 2005.  Aldila’s actual performance results are subject to risks and uncertainties that may differ from any forward looking statements that may be included in this audio cast.

The public filings of our annual report on Form 10-K and Form 10-Q quarterly reports contained detailed discussions of the principle risks and uncertainties related to our future operations and should be considered in conjunction with the content of today’s discussion.

This call is the property of Aldila, Incorporated.  The redistribution, retransmission, or rebroadcast of today’s call in any form without the expressed written consent of Aldila Incorporated is strictly prohibited.  We enjoyed another great quarter and a great 2004.  In the fourth quarter of 2004, net sales of $12.4 million were 27 percent higher than the $9.8 million reported in the same quarter for 2003.

As in the previous three quarters of 2004, our flagship NV wood shaft line led the way in producing the fourth quarter sales increase with branded sales up 133 percent as compared to the fourth quarter of 2003.  Golf shaft units shipped were one percent higher and the average selling price on these units increased by 18 percent in the 2004 fourth quarter as compared to the same period in 2003.

Composite prepreg sales to third parties increased by 81 percent in the 2004 fourth quarter and represented almost eight percent of consolidated sales as compared to the same period in 2003.  Hockey sales in the 2004 fourth quarter were 124 percent higher than in the 2003 fourth quarter.  Aldila had a net income of $1.6 million and fully diluted earnings per share of 29 cents in the fourth quarter of 2004 as compared to a net loss of $1.3 million and a loss per share of 26 cents in the same period in 2003.

Included in the fourth quarter of 2003 was an impairment charge of $2.2 million pretax related to the company’s carrying value of its investment in Carbon Fiber Technology, LLC or CFT, a joint venture limited liability company.  Excluding the impairment charge and related income tax benefit of $183,000, the 2003 fourth quarter net income would’ve been $762,000 or 16 cents earnings per share.

For the fiscal year ended December 31st, 2004, our net sales of $52.8 million were 40 percent greater than the $37.8 million reported in the same period of 2003.  Branded sales driven by the strong performance of our NV Wood shaft line increased 271 percent in the 2004 year as compared to the same period in 2003.

Golf shaft units shipped were 11 percent higher and the average selling price on these units increased 22 percent in the 2004 year as compared to the same period in 2003.  Composite prepreg sales to third parties were up by 141 percent and represented almost eight percent of consolidate sales.  Hockey sales were up 13 percent in the 2004 year as compared to the 2003 period.

Aldila had a net income of $9.3 million and fully diluted earnings per share of $1.77 for fiscal year 2004 as compared to a net loss of $1.7 million and a loss per share of 35 cents in the same period of 2003.  During the fiscal year ended December 31st, 2004, the company benefited from a $2.2 million 42 cents fully diluted per share reduction in its provision for income taxes.  After the effect of the income tax expense adjustment, the company’s net income was $7.1 million or $1.35 fully diluted per share.

Aldila’s sales order backlog as of December 31st, 2004 was $9.9 million versus $11 million as of December 31st, 2003.  We believe that the lower backlog figure, as of December 31st, 2004, reflects changing order patterns by our large OEM customers with reliance on shorter lead times.  Our incoming order rate of $13.3 million in the first two months of 2005 was $5.5 million higher than in the 2004 comparable period.

Aldila’s balance sheet continues to remain strong with no debt.  At December 31st, 2004, our cash and cash equivalents in marketable securities stood at $16.5 million after payment of our third quarterly cash dividend of five cents per share on December 16th, 2004 for a total of $256,000.  The company repurchased 54,989 shares of common stock in the fiscal year 2004 at prices ranging between $3.50 and $10 per share.

We think growth opportunities exist for graphite shafts in the golf industry.  There’s an increasing trend by club companies to use well known branded shafts in their club lines as a way to offer a higher performing product.  In our opinion, an increasing emphasis on the shaft is inevitable as metal wood heads have reached the limits mandated by the United States Golf Association, as far as size and COR or trampoline effect.

The hybrid club segment is the fastest growing segment in the industry; these user friendly clubs are rapidly replacing the difficult to hit two, three and four irons in player’s bags across the full spectrum of playing abilities.  These hybrid clubs are estimated to be 80 percent graphite and represent the first serious in roads graphite has made in the large iron club shaft segment.  Our NV Iron Shaft line, to be introduced in late spring of this year, will take dead aim at this market segment.

The Aldila NV and NVS continue to gain momentum as leading shafts on the PGA nationwide and European tours.  In 2004, players using the NV series of shafts won 10 PGA tour events, six events on the nationwide tour and multiple times in Europe.  Players using Aldila NV series shafted drivers won nearly $12 million on the PGA tour in 2004.  We will continue to be aggressive with our tour support in 2005.

Our fifth prepreg line is installed and operational and provides the additional capacity for continued growth in our prepreg materials sales.  Our joint venture carbon fiber plant, CFT, is running at full capacity.  Globally, the carbon fiber shortage is showing no signs of changing in the foreseeable future.

Major commercialization successes for carbon fiber have been announced such as the Airbus A380 super jumbo and Boeing 7E7 airplanes, wind energy programs and armor programs for our troops in Iraq.  We believe carbon fiber capacity additions will lag the increasing global demand for the foreseeable future.

CFT will offer the company what we believe will be a competitive advantage through an assured supply of certain types of carbon fiber.  Outside sales of surplus carbon fiber from CFT have begun with successful qualifications with several customers.  Thank you for participating in this call.  The line will be now opened for your questions.  Karen?

OPERATOR:  Thank you, sir.  The floor is now open for questions.  If you do have a question, please press star followed by one on your touch-tone telephones at this time.  If at any point your question has been answered you may remove yourself from the queue by pressing the pound sign.  Once again, if you do have a question, please press star followed by one on your touch-tone telephones at this time.  Our first question is coming from Hank Miller of RBC Dain Rauscher.

HANK MILLER, RBC DAIN RAUSCHER:  Morning, Pete.  Great quarter.  Nice job.

PETE MATHEWSON:  Thank you.

HANK MILLER:  Had a couple of questions; could you talk a little bit about the aftermarket and what kind of impact you’re seeing on that?  I know last year everybody I saw playing the shaft was probably a brand new club with a brand new shaft.  How is that working in to your sales this year?

PETE MATHEWSON:  I mean, Hank, that’s part of the story without a doubt.  I mean really there’s two segments that the NV is enjoying huge success with.  I mean it’s at the OEM level in custom fit clubs and stock custom programs, but then the other part of it is the aftermarket, where it’s going through catalog sales.  So those sales have been strong all along.

HANK MILLER:  How does that compare to last year?  Is that a big jump?  I mean was it a big aftermarket last year?  Or is that a new thing?

PETE MATHEWSON:  No, it’s a been there, but it’s been growing.  I mean I think the, you know, momentum across the whole range, whether we’re selling this to the OEM or the aftermarket.  The momentum has been very strong.

HANK MILLER:  OK.  What about from a production standpoint?  You guys are cranking up pretty high.  Have you got any more production capacity from where you were this time last year?

PETE MATHEWSON:  We don’t have any more capacity, but we’ve always had a fair amount of capacity.  So we believe we have enough capacity to cover ...

HANK MILLER:  I guess what I’m heading (ph) here, have you been able to increase production in any way?  It sounds like your demand is going up.  I guess, are we running against any production constraints?

PETE MATHEWSON:  You know not so far.  But, you know, it’s – I think the only thing we’d have to worry about is carbon fiber shortages on certain kinds of fiber.  But I think we have enough – we have enough shaft capacity, the manufacturing capacity in place.

HANK MILLER:  OK.  And I guess we’re seeing some pretty strong demand in this first quarter, year to date, that’s terrific.  I see it’s up 70 percent on your orders.  Any feel for where that’s coming from?  As a breakdown, is that, again, are we back – where I’m really headed with this, is this a lot of aftermarket?  Is it a lot of new club manufacturers?  Is it – can we get any feel for percentage of allocation in that kind of number?

PETE MATHEWSON:  Yes, it’s really kind of across the board.  You know we think there was, as I said in the commentary, the shortfall comparable number in the backlog year to year we felt was just some lag, you know, timing issues with OEMs.  Some of that is catching up now and then, part of it is just, you know, continued demand for NVs.

HANK MILLER:  I guess what I’m really looking at too is how do you see the momentum here?  Is this – are we building I guess from January to February?  I know you and I have talked about it in the past that the first quarter is strong quarter.

Do you feel like this momentum looks sustainable for a while?  I mean I’m not that necessarily this rate, knowing that your first quarter’s historically your best.  But does it – do you have the feel that things are looking good for I guess beyond the next 30 days?

PETE MATHEWSON:  You know it’s hard to tell.  I mean this is our strong period is the first six months of the year.  You expect to have, you know, strong sales this time of the year.

HANK MILLER:  What percentage of these shafts that you’re manufacturing now versus last year are your higher end?  I presume last year, since the NV was relatively new, it was a lower percentage being the higher end?

PETE MATHEWSON:  I (ph) …

HANK MILLER:  I guess where I’m headed – is there significant increase in the high end shaft versus just the regular Aldila shaft?

PETE MATHEWSON:  Well, Hank, let me put it this way, there’s less what we used to call value shafts in our mix today.  Or what we would call a premium or an Aldila branded shaft.

HANK MILLER:  OK.

PETE MATHEWSON:  I guess you can see that, too.  Another way to look at it, Hank, is the numbers we’re reporting on increasing ASP, the average selling price is going up.

HANK MILLER:  OK.  Now how does – with the average selling price going up, I presume at the same time, though, your cost of materials has increased somewhat too.  Have you been able to sort of match that?

PETE MATHEWSON:  Yes, I mean, you’re right; that is part of it because raw materials have gone up in price and as we’ve bid new programs, we, you know, are trying to take that into account and recover some of those costs, increased costs, higher prices.

HANK MILLER:  I was noticing your gross profit was 26 percent versus 20 last year, so you’re doing something right along those lines.  What about the Rescue club?  I don’t have one, yet, but I’m probably going to be buying one shortly.  What kind of – how do you see that market developing?

PETE MATHEWSON:  Yes, when you say Rescue club, I think you mean hybrid club, Rescue is actually a brand.  But, you’re right; you’re talking about hybrid clubs?

HANK MILLER:  Yes, yes, exactly.

PETE MATHEWSON:  Right.  Yes.  Hybrid clubs is – we think it’s a very exciting new club segment.  I mean it’s the fastest growing new club segment out there and something like this only comes around, you know, periodically, you know, every five to seven years they say.  This is the thing – it started last year some time; at this point, every single OEM has got a hybrid club in their product line for 2005.

And typically, this will take several years to really trickle down to most golfers out there.  I mean I think you can still go out there and find golfers that don’t even know what the word hybrid means.  But they’ll eventually will get the news when they see, you know, more and more of these put in to play.

So I think we’re going to enjoy several years here of sales in to the hybrid section.  What’s good for us is that they’re really replacing iron clubs and historically, the greatest percentage of those have been shafted with steel shafts and now it’s flip-flopped and hybrids are 80 percent is our guesstimate on our graphite shafts.

HANK MILLER:  Is there any – do you have – or could you sort of talk a little bit about the competitive advantage of your shaft versus just the general shaft that maybe is out there?  Why would somebody choose the Aldila hybrid shaft?

PETE MATHEWSON:  Well, because we came out with an NV hybrid and so it’s enjoying, you know, incredible popularity of that wood shaft line.  And we’re seeing that now – it’s one of the more expensive hybrid shafts out there, but it’s, you know, it’s really designed specifically for that club segment.

There is a competing model out there so there’s basically two of us that kind of dominate that segment in graphite shafts in the hybrids segment.  I think what’s good is that it’s – we’ve developed a shaft specific for that club segment and so we’re really able to sell it at a higher selling price than just, you know, just another graphite shaft.

HANK MILLER:  I take it therefore it’s a higher margin item than the, again, the regular shaft that you ...

PETE MATHEWSON:  Right.  It’s an NV shaft and yes, that is a higher margin shaft without a doubt.

HANK MILLER:  I guess one thing just curious, in your release, you talked about the carbon fiber sales, you know, over and above what’s going to shafts.  Do you expect much of a contribution in the coming quarters from that market?

BOB CIERZAN, CHIEF FINANCIAL OFFICER, ALDILA, INC:  Well, we expect an increased contribution versus where we were the last several years and that really only shows up on our P&L in that equity and earnings category.

HANK MILLER:  OK.  And I guess I’ve got one final question.  How many shares have you got left to purchase in the open market?  Can you comment on that versed – on your share repurchase program?

BOB CIERZAN:  It wasn’t based the number of shares, it was more based on dollar volume and it’s somewhat under $1 million.

HANK MILLER:  Do you intend to continue to work that off?  It sounds like you’ve got a lot of cash right now.

PETE MATHEWSON:  Yes.  That’s a board item that we discuss it quarterly, but that’s really all we can say at this point.

HANK MILLER:  Well, I’ve taken a lot of your time.  Thank you very much and it was a great quarter.

PETE MATHEWSON:  Thanks, Hank.

OPERATOR:  Thank you.  Our next question is coming from Steve Denault of North Land Securities.

STEVE DENAULT, NORTHLAND SECURITIES:  Good morning, guys; great quarter.

PETE MATHEWSON:  Thanks.

BOB CIERZAN:  Thanks, Steve.

STEVE DENAULT:  Have you guys conveyed what percent of the 2004 sales mix golf shafts contribute?

BOB CIERZAN:  No, we haven’t.   You know – I mean we report only on a consolidated basis.

STEVE DENAULT:  OK.  Well, let me ask something – OK, I appreciate that.  Have you recognized revenue associated with the Aldila NVS shaft yet?

PETE MATHEWSON:  Yes, yes, that’s being sold on the market.

STEVE DENAULT:  Is it being sold to OEMs yet?

PETE MATHEWSON:  Yes.  It is.

STEVE DENAULT:  OK.  And the Gamer shaft, will that be sold to OEMs?

PETE MATHEWSON:  Yes, I mean really any of our shafts, we’re open to sell them to OEMs or, you know, obviously, the aftermarket, but yes, it will and it has not been picked up by any OEM at this point.  I don’t think.

STEVE DENAULT:  OK.  And ...

PETE MATHEWSON:  ...

STEVE DENAULT:  ... NVS?

PETE MATHEWSON:  ... we’re just kind – just gearing up production on that shaft.

STEVE DENAULT:  OK.  Has the NVS been incorporated in any OEM clubs?

PETE MATHEWSON:  Yes, it has.

STEVE DENAULT:  Oh, it has.  OK.  And how do you recognize revenue?  At what point are you recognizing revenue when you’re selling a shaft into a Callaway or whoever it may be?

BOB CIERZAN:  When it’s shipped from our facility.

STEVE DENAULT:  OK.  All right.  Great.  Appreciate it.  Thank you.

PETE MATHEWSON:  OK.  Thanks, Steve.

OPERATOR:  Thank you.  Our next question is coming from Brian Bares with Bares Capital Management.

BRIAN BARES, BARES CAPITAL MANAGEMENT:  Hi, guys.  Great quarter.

PETE MATHEWSON:  Brian.

BOB CIERZAN:  Thanks.

BRIAN BARES:  Can you give me a little bit more color on the OEM lead time shortening?  Is that anything that you guys are concerned about?

PETE MATHEWSON:  No, no, we aren’t.  It’s – give you an example and I won’t name any names.  We have one major customer that’s gone on to just in time or what they call conbun (ph) situation where we basically keep inventory here for them and, you know, at a guaranteed level kind of thing and then, you know, they’re guaranteeing us they’ll take it.  But essentially, it works things down to like a 10 day lead time.

It’s good because it gets us closer to our customer.  It’s difficult for our competitors to do this kind of thing.  And so, it kind of raises the bar and, you know, it’s – there’s some difficulty in transitioning to this kind of situation and it does limit our forecasting and actually getting hard orders in place as – in advanced like we used to, but we think in the long term, it’s a good thing for us.

BRIAN BARES:  OK.  Great.  And the second question I have is the OEM relationships that you’re trying to build for the new hybrid shafts, are you guys a little bit late to the party since hybrids have been out and around a little bit?  Or are you, you know, would you consider in terms of premium shafts that you’re right where you’re supposed to be in terms of going to these guys and trying to strike up relationships?

PETE MATHEWSON:  We’ve had our NV hybrid out there for quite some time.

BRIAN BARES:  OK.

PETE MATHEWSON:  So we weren’t late to the party, we weren’t the very first, but we were just behind and like I said one of the earlier questions, it’s really that category, as far as premium shaft specific to the hybrids club segment, it’s – there’s basically two of us out there that just absolutely dominate the market.

BRIAN BARES:  OK.  Great.  Thank you.

PETE MATHEWSON:  You’re welcome.

OPERATOR:  Thank you.  Our next question is coming from Dennis McAlpine of McAlpine and Associates.

DENNIS MCALPINE, MCALPINE AND ASSOCIATES:  Thank you and good morning.  Couple of things, would you talk about what you think inventory levels look like at this point and whether there’s any potential problem in there as there was last year, apparently?

And then, two, what, if any, impact the NHL strike or cancellation of the season is going to have going forward?  And any long term effects?  And then, lastly, with the hybrid shaft, have you picked up any OEM business in terms of customers that you did not have before?

PETE MATHEWSON:  Yes, OK.  So you get three questions.  Club inventory levels – we don’t have a real good handle on that, but I think it’s not as bad as it was this time last year.  I don’t – I guess that’s the way I’d answer that.  We’re not feeling an effect or seeing any effect that says there’s like an oversupply of golf clubs out there.

Second question on the NHL strike and impact that might have on our hockey business; yes, there’s going to be some impact there, but it’s not, you know, hockey’s not a significant part of our revenue at this time.  And you know – we don’t know exactly what the impact’s going to be; so far, it’s what we’ve heard is and seen has been basically more on the apparel side of things.

Apparently in hockey, that’s a big part of the market, is apparel; jerseys, team jerseys and that kind of thing, that’s been severely impacted.  But so far at retail and at least with our customer, they have not seen any major impact, yet.  It does impact what we call pro-service business, which is making sticks for their pro players.

Obviously that’s come to kind of a grinding halt.  So that we’ll lose that sale – those sales.  So I guess, you know, generally speaking, there’s got to be an impact and it’s not good for the industry to have the pro teams not playing.  And your last question was have we picked up any new customer, OEM customers with our hybrid shafts?  I guess what I’d say we’ve continued to pick up new customers.

DENNIS MCALPINE:  Well, were they customers already?  Or are you replacing somebody ....

PETE MATHEWSON:  Well, they were already existing customers in most cases, but now maybe they’re – you know—they’ve got a new line coming out with, you know, the hybrid club line and, you know, have called for us to participate with them, the shafts.

DENNIS MCALPINE:  Thank you.

PETE MATHEWSON:  You’re welcome.

OPERATOR:  Thank you.  Our next question is coming from Ali Hilaly of Ingles and Snyder.

ALI HILALY, INGLES AND SNYDER:  Hi, congratulations, guys.  Great quarter.

PETE MATHEWSON:  Thank you.

ALI HILALY:  I have a couple of quick questions; the first one is your SG&A has come down, even compared to last quarter where you had lower sales, you got lower SG&A.  I was wondering if you could comment on that.

BOB CIERZAN:  Typically, it drops this time of year as the marketing and promotional spending sort of tails off.  It starts to fuel up a little in the first and second quarters, basically.

PETE MATHEWSON:  So we do the bulk of our advertising the first half of the year.

ALI HILALY:  And the second question I have is I mean I guess this sort of has been asked before, but you are now sitting on a substantial amount of cash.  I was wondering if you had any thoughts or potentially doing a special dividend or if you are able to do so, a return of capital of some sort.

PETE MATHEWSON:  You know that’s a board discussion point every quarter is share buyback and dividends.  So that’s – and we have not had a board meeting yet so.  That’s about all I can say on that.  It’s something that’s considered, dividend, every quarter.

ALI HILALY:  Right.  But when is your next board meeting scheduled?

PETE MATHEWSON:  Within the next two weeks.

ALI HILALY:  OK.  OK.  Great.  Thank you very much.

PETE MATHEWSON:  Welcome.

OPERATOR:  Thank you.  Our next question is coming from Jamison Lyngstad of Whitebox Advisors.

JAMISON LYNGSTAD, WHITE BOX ADVISORS:  Morning, guys, great quarter.

PETE MATHEWSON:  Thanks.

JAMISON LYNGSTAD:  I just had a question, most things have been asked, but I noticed you guys got a – looks like a big slug of cash from your JV during the quarter.  Could you give a little bit of color on that?  What it might look like going forward?  And like I said, just a little bit of color?

BOB CIERZAN:  Well, I mean the partners decide from time to time to distribute cash out of the JV.  The partners, based on the cash available there or any ongoing investment requirement going forward.

PETE MATHEWSON:  Typically, we end up with one or two cash distributions during the course of a year.

JAMISON LYNGSTAD:  So you guys really don’t get any feel over the course of a year what they’re going to be or?

BOB CIERZAN:  I mean, you know, it’s ...

PETE MATHEWSON:  How much was it in 2004, Bob?

BOB CIERZAN:  $1.5.

JAMISON LYNGSTAD:  Yes, you had $1.5 in ‘04 and it looked like the – $750 of it came in 4Q.

BOB CIERZAN:  The D&A there is about $1.1 million a year, OK?

JAMISON LYNGSTAD:  OK.

BOB CIERZAN:  And each partner is entitled to half of that and there’s about a five percent mark up on the partners products coming out of there, so.  I mean that’s about all I can say there.

PETE MATHEWSON:  So every board meeting, we look at the cash level there and, you know, the idea is if it builds up to what we think is an excessive level, then we have a distribution of the two partners.

JAMISON LYNGSTAD:  OK.  Great.  And let’s see, looks like how do you – sorry, someone just came by – aerospace; how do you see in your future mix?

PETE MATHEWSON:  I mean as far as prepreg sales, I guess.

JAMISON LYNGSTAD:  Yes, yes.

PETE MATHEWSON:  You know we don’t really do a lot in aerospace and, you know, we’re – and we’re not really even interested in that.

JAMISON LYNGSTAD:  OK.

PETE MATHEWSON:  Other guys out there that cover that.  We’re more into commercial, industrial, and recreational.

JAMISON LYNGSTAD:  OK.

PETE MATHEWSON:  Which, you know, it’s a big area, so it’s – we’re fine with that.

JAMISON LYNGSTAD:  Right.  Great.  And then, how do you see your tax rate going forward now?

BOB CIERZAN:  I mean, you know, the max rate is really about 40 percent, but we were able to take advantage of some deferred tax credits this year and in fact, a pretty big slug of them I would say we wouldn’t have as much of an advantage on that standpoint next year.

JAMISON LYNGSTAD:  OK.  What do you guys have left for tax credits?  I’m sorry.

BOB CIERZAN:  We don’t have any.

JAMISON LYNGSTAD:  Oh, you don’t.  OK.

BOB CIERZAN:  Per tax assets which affects our tax rate.

JAMISON LYNGSTAD:  All right.  Right.  And I think that’s about it.  Thanks a lot for your time and great quarter.

PETE MATHEWSON:  OK.  Thank you.

OPERATOR:  Thank you.  Our next question is coming from Michael Twilley of Clover Partners.

MICHAEL TWILLEY, CLOVER PARTNERS:  Hey, guys, great quarter, again.  Most of my questions have been answered.  Looking at the gross margin line, you guys saw tremendous gross margin improvement for the year.  Would you expect some of that to continue next year as the branded product becomes a bigger percent of the mix?

BOB CIERZAN:  I mean we, you know, we – in the fourth quarter, we – in 2003, our branded sales were down.  OK?

MICHAEL TWILLEY:  Yes.

BOB CIERZAN:  Versus what they were this year.  We talked about the increase in the branded sales, those are our most profitable products and that shows in that gross profit or gross margin increase.  Year on year I mean, you know, that’s really a forecasting question and we, you know, we don’t really attempt to give a forecast.

MICHAEL TWILLEY:  OK.

BOB CIERZAN:  As branded becomes a bigger portion of our mix, we should enjoy some pretty robust gross margins.

MICHAEL TWILLEY:  OK.  Fair enough.  And can you comment at all on pricing for the prepreg sales?  What kind of price increases you guys are getting – seeing in the market?

BOB CIERZAN:  Prepreg’s been going up because carbon fiber is scarce and the price of that, which is the majority of the cost of making prepreg, has gone up.

MICHAEL TWILLEY:  OK.  And then, if I’m to understand correctly, the tax rate should be in the 35 – 36 percent for ‘05?

BOB CIERZAN:  Somewhere between where we are this year and our max rate of 40 percent next year.  We’re not forecasting where that tax rate will be.

MICHAEL TWILLEY:  OK.  And then, my last question; if you could, you know, maybe looking out a couple of years and try to quantify the market opportunity for hybrids and irons going forward and what your market share is currently?

PETE MATHEWSON:  Yes.  No, I can’t really comment any of that.  I – for one, I don’t know what it would be as far as, you know, the size of the hybrid market and how many units might be involved and all that.  I wouldn’t even want to hazard a guess and what our market share is isn’t anything that we would – I mean I don’t know what it is.

MICHAEL TWILLEY:  OK.  Fair enough.  All right.  Well, congratulations.  Thank you.

PETE MATHEWSON:  You’re welcome.

OPERATOR:  Thank you.  Our next question is coming from Bryan Kiss of Kettle Hill Partners.

BRYAN KISS, KETTLE HILL PARTNERS:  Yes, thank you very much for taking my questions.  Can you tell me how much the price on your carbon fiber that you use has gone up, year over year?

BOB CIERZAN:  You know that would be a hard question to answer because our mix changes on the (ph) fibers we use.  I mean we never look at it in that manner.

BRYAN KISS:  I’m sorry, you don’t look at that?

BOB CIERZAN:  We don’t look at it in that manner.  I mean, you know, I may be using more of one type fiber this year than I was last year.  So there’s a lot of factors involved there.  We look at the cost of our product or a specific products, you know, the end product, the golf shaft.

BRYAN KISS:  Right.  So your volumes were relatively flat this year, so in this past quarter, so when you look at the overall cost of your golf shaft clubs, when you look at the carbon fiber all together, how much of that increased overall when you lump it all together in the fourth quarter?

BOB CIERZAN:  There was some increase quarter on quarter, you know, but I mean it’s – obviously, the mix and the branded shafts in that mix effected an increase in gross margins and an increase in the average selling price, which contributed more ...

BRYAN KISS:  Quite right.  I’m not asking the gross margins, I was asking about the cost of goods sold line specifically.  The cost of your carbon fiber, how much of that increase ...

PETE MATHEWSON:  Well, that’s something we wouldn’t want to share with the public.

BRYAN KISS:  OK.

PETE MATHEWSON:  OK.

BRYAN KISS:  And as far as your the ASPs, as you look at what your book of business, were your increase in ASPs be enough to offset any increase in raw material increases?

PETE MATHEWSON:  You know so far, they have been.

BRYAN KISS:  And your expectation for the future?

PETE MATHEWSON:  You know it’s kind of hard to quantify because the way it works is that we receive increases on carbon fiber pricing from various suppliers during the course of the year.  We quote new shaft programs as they come along, which is throughout the course of the year and typically, we’re priced – our price is good for 12 months.

And so, there’s some lag in there to where we’re getting hit with an increase in costs and not necessarily able to immediately recover in a price increase for the shaft.  But, you know, we’ve been managing it fairly well I think so far.

BRYAN KISS:  Right.  But based on that, I mean when you look at the margins on your golf clubs, do you expect to be able to maintain those margins as you – as those contract prices that you’ve priced in as those roll off and you get new prices, do you expect to be able to maintain those golf club margins?

BOB CIERZAN:  Well, I mean to the extent that I get a carbon fiber price increase during the year, I lose a little margin.  But I mean we also have the change in mix that’s occurring, which may ultimately sustain the margin – the overall margin in our business or increase.

BRYAN KISS:  All right.  What percentage of your cost of goods sold is carbon fiber?

BOB CIERZAN:  We haven’t disclosed that and we’re not going to disclose that.

BRYAN KISS:  OK.  And then, what percentage of your carbon fiber that you use in your manufacturing of golf clubs do you manufacture internally versus buy from outside vendors?

BOB CIERZAN:  We probably get about 70 percent of our carbon fiber internally.

BRYAN KISS:  70 percent?  OK.  And then, what are you able to buy that at or manufacture it at?  What price per pound average – per average?

BOB CIERZAN:  Something we won’t disclose.

BRYAN KISS:  OK.  And then, just in this fourth quarter here, could you just give the break down between branded golf shaft shells, unbranded composite sales and hockey sales?  Just the percentages?

BOB CIERZAN:  You’ll have to wait and see if that’s in the 12K.

BRYAN KISS:  That would be something that would be quite useful to us.

BOB CIERZAN:  I mean we gave you what – we gave you what the prepreg sales were for the year.

PETE MATHEWSON:  Which was eight percent.

BOB CIERZAN:  Yes.  Hockey, you know, hockey and prepreg together would be a little bit more than the materiality level of 10 percent.

BRYAN KISS:  OK.  Fair enough.  Thanks very much.

PETE MATHEWSON:  OK.

OPERATOR:  Thank you.  Our next question is coming from Ken Schlemmel of Wolf Point Capital Management.

KEN SCHLEMMEL, WOLF POINT CAPITAL MANAGEMENT:  Hi, thanks for taking my questions.  I had a couple.  You said, I want to make sure I understood, you said units were up one percent in the fourth quarter?

PETE MATHEWSON:  The question was what?

KEN SCHLEMMEL:  Unit sales were up one percent?

PETE MATHEWSON:  In the fourth quarter.

KEN SCHLEMMEL:  And you said for the full year or 11 percent, so I’m just – for the three quarters before that, they would’ve been up more than 11 percent.  Is there something in the fourth quarter?  Was there a significant slow down sales in the fourth quarter versus the prior year?  I mean that you look like you’re going very strong through the first three quarters on unit sales and then, you have a big drop off in the fourth quarter.  Is there something to that?

BOB CIERZAN:  Yes, well you know, fourth quarter is typically the slowest quarter in any year.

KEN SCHLEMMEL:  Yes, but it’s being compared to the previous fourth quarter, which was ...

BOB CIERZAN:  Right, right.  But the units were up one percent and – but the average selling price was up more.

PETE MATHEWSON:  Yes, we did ...

BOB CIERZAN:  OK.  It’s just a switch in mix.

PETE MATHEWSON:  We weren’t worried about any drop off in units in the fourth.

KEN SCHLEMMEL:  No, I’m just trying to figure out why they would be dropping though in general, what would be causing the drop.

PETE MATHEWSON:  You know it’s hard to read on a one quarter basis.

KEN SCHLEMMEL:  OK.  But you’re not seeing any trend there versus the first three quarters?

BOB CIERZAN:  No.

KEN SCHLEMMEL:  OK.  And then, you said your – are any of your new carbon customers that you approved competitors in the golf club market?  Or are they other kinds of customers?

PETE MATHEWSON:  They’re (ph) selling prepreg sales?

KEN SCHLEMMEL:  Yes.  You said you had approved some customers from CFP.

PETE MATHEWSON:  Are they competitors of – for golf shaft sales?  No.

KEN SCHLEMMEL:  Or any sales?  No, OK.  Just not prepreg.  And then, your iron shaft which you’re going to announce it in late – or release it late spring?

PETE MATHEWSON:  Right.  We don’t have a firm date.

KEN SCHLEMMEL:  And this is going to be for – this is not graphite, this is you’re talking iron?

PETE MATHEWSON:  Well, no, it’s for the iron club market.  But definitely graphite, it will be a line extension of the NV product line.

KEN SCHLEMMEL:  So it will be graphite.

PETE MATHEWSON:  It will be – well, that’s all we do is graphite.

KEN SCHLEMMEL:  But you are – that’s what I was trying to figure out.  But you’re saying you’re basic unit (ph) is a full line, so from a two iron to nine iron is what you’re trying to say?

PETE MATHEWSON:  Yes, it will probably – yes.  It’s called three iron through to wedge.

KEN SCHLEMMEL:  Through wedge.  OK.  Have you seen any kind of order book building for that?  Or where are you on that kind of?

PETE MATHEWSON:  No, we’re not selling them yet.  What we’re doing is, you know, starting to introduce them on tour and shortly, we’ll start to ship some sets off to OEMs for their testing.  And so we’re kind of in that phase.  But it will be a green painted NV iron shaft to go after the iron club market which is predominantly steel shafted.

KEN SCHLEMMEL:  Any advantages that you’re touting in this line versus the steel shaft?

PETE MATHEWSON:  Well, part of is to just tag along with the incredible popularity of NV.  It is going to be a shaft geared towards better players and to try to kind of break into that market that’s been – really it’s a better player level, it’s virtually all steel that’s played out there.

And as a graphite shaft manufacturer, that’s kind of the ultimate challenge is to break into what is a virtually untapped market for us.  It’s got all the attributes of steel with better vibration dampening qualities and you know – a better looking shaft and there’s tailorability issues in the design that we can do with graphite that they can’t do with steel.  So we think overall it’s a superior product.

KEN SCHLEMMEL:  One of two dominant graphite shafts in the hybrid market?  Shaft makers in the hybrid market?  Who’s the other one?

PETE MATHEWSON:  UST.

KEN SCHLEMMEL:  UST’s the other one.

PETE MATHEWSON:  Right.

KEN SCHLEMMEL:  And then, talking about your – one more question, the inventory lead time shortening of some of your or at least one of your OEMs.  How does it – you said 10 day lead time, is that right?

PETE MATHEWSON:  Right.

KEN SCHLEMMEL:  How does that affect with a lot of competitors in Asia for graphite shafts, does that put them out of the market?  Or most of those guys can beat that via overnight shipping, by jet or what?  Does it have any affect on the Asian competitors or suppliers in that regard?

PETE MATHEWSON:  It obviously makes it tougher.  Typically, they’ll give them a little bit more lead time.  But typically, it means that you have to air in your product.

KEN SCHLEMMEL:  So they normally ship them by boat, now?  Is it going to be more expensive?

PETE MATHEWSON:  Right.  Yes, they try to ship by boat, but there is a lot of air shipment for any component coming out of Asia, probably more than everybody would like to see.

KEN SCHLEMMEL:  I mean how much more is that going to affect their pricing?  I guess is what – because that would make you more competitive I would imagine at the margin.

PETE MATHEWSON:  Yes, I mean it’s hard to say.  I think it’s just the way I answered it before, we’ve kind of embraced shorter lead times.  You know – it’s tough, at first, to kind of regear the factories to be able to handle your business that way, but it’s a way – it raises the bar.  It, you know, you really want to kind of keep cranking up.

KEN SCHLEMMEL:  Is that only one OEM right now?  Or is there more – or is it a trend you see coming?  Or is it more than one?

PETE MATHEWSON:  Yes.  We have more than one.

KEN SCHLEMMEL:  More than one.  And what does that do to inventories going forward?  I think you’re up slightly year versus a year ago.  Is that going to go up more from where we see inventories today?

BOB CIERZAN:  I don’t think so.  I mean we’re up slightly, but our volume is up also year on year.  So I would have expected the inventory to increase.

PETE MATHEWSON:  And it’s going to increase because of higher valued shafts in our mix, in our inventory, so.  Yes, it shouldn’t have much of an impact.

KEN SCHLEMMEL:  Have you seen any – in terms of units industry wide, shipments – if you look back, say three or four years ago, I think you higher revenues in 2000 than you do now.  But I would imagine prices are higher, correct?

PETE MATHEWSON:  Yes.  And then 2000 was our all time record units shipped.

KEN SCHLEMMEL:  Right.

PETE MATHEWSON:  Kind of an anomaly.

KEN SCHLEMMEL:  And then, we plummeted back down, but I mean where – do you see the – a trend in terms of do you see the market recovering and units improving or increasing from here?  I mean or is it hard to say what’s the trend you’ve been seeing?

PETE MATHEWSON:  You know – I think we still look at the overall market being fairly static.

KEN SCHLEMMEL:  OK.  So it’s still ...

PETE MATHEWSON:  Number of clubs built year to year or sold.

KEN SCHLEMMEL:  Is the high end that’s the most – or bouncing back the strongest, which is what’s probably benefiting you?  Or are you seeing that’s static as well?  Is that part of the market recovering quicker or not?

PETE MATHEWSON:  It’s – what we’re seeing is a trend towards branding, which is a trend towards better, higher performing and higher priced shafts.  So what we see dropping out of our mix is value shafts that were obviously the lowest selling priced shafts that we had out there only they’re being replaced, at least in our part, by, you know, branded higher priced shafts.

OPERATOR:  Thank you.  Our next question is coming from James Stevens, private investor.

JAMES STEVENS:  Yes, good morning.  I joined a few minutes late, so perhaps you already reviewed this, but – and I also gather that you’re not giving guidance and that’s fine.  But could you at least talk about what you might expect the outstanding shares to be, let’s say a year from now?  And also, if you are giving any general sense of cap ex and D&A?

BOB CIERZAN:  I mean our D&A is probably pretty static from year to year.  So I mean whatever you see on the cash flow statement now you can – for this year is probably about where it is next year.  Shares outstanding, you know, it depends to the extent options are exercised and new share come in.  I mean I think there’s about 400,000 options outstanding.  Not all of them are exercisable, of course, so.  You know – it could be 100,000 something like, 200,000.  Is there any more to that question?

JAMES STEVENS:  Yes, just about cap ex?

BOB CIERZAN:  We spent about $1.8 million this year.  You know – we ...

PETE MATHEWSON:  Last year.

BOB CIERZAN:  In 2004.

PETE MATHEWSON:  Yes.

BOB CIERZAN:  It could be a little under that in the coming year.  Or to the extent we need equipment or we decided to buy equipment, it’ll affect that category.  Maintenance expense is $750 to $1 million bucks a year.

JAMES STEVENS:  OK.  Thank you.

PETE MATHEWSON:  You’re welcome.

OPERATOR:  Thank you.  Our next question is coming from Tobin Kim of Silver Capital Management.

TOBIN KIM, SILVER CAPITAL MANAGEMENT:  Hey, guys.  Great quarter.  Bob, I was wondering if you had the number from marketing and promotion expenses as a percentage of total SG&A.  Which is a number you guys just typically disclose in the Q?

BOB CIERZAN:  Just hold on.

TOBIN KIM:  All right.  Thanks.

BOB CIERZAN:  It’s about 3.4 percent of sales.

TOBIN KIM:  OK.  3.4 percent of sales.  Great.  And then, in terms of your – in terms of your sort of G&A stand alone, it looks like it’s sort of been declining sequentially quarter after quarter.  Is that something that’s a direct result of your cost reduction program the end of ‘03?  Or is that more of seasonal trend?

BOB CIERZAN:  Well, I mean we did get some benefit in ‘04 from that.  You know – but I mean – we typically spend less on marketing promotion in the second half of the year then we do in the first half.

TOBIN KIM:  Sure.  But in terms of the – sort of the G&A, that’s presumably largely fixed, it looks like that’s been trending down as well in the second half of ‘04 versus the first half of ‘04?  Is that something that, you know, is a direct result of specific initiatives to reduce fixed costs? Or was that, again, just a seasonal trend, I guess?

BOB CIERZAN:  That was a seasonal trend.

TOBIN KIM:  OK.  OK.  All right.  Thank you.

OPERATOR:  Thank you.  Our next question is coming from David Mau of Montgomery Street Research.

DAVID MAU, MONTGOMERY STREET RESEARCH:  Congratulations, guys.  Nice quarter.

PETE MATHEWSON:  Yes.

DAVID MAU:  I was wondering if you could comment for me on a couple of items, which is the, you know, the life span of your graphite shafts, do you actually have one that you can talk about?  And the second question is can you talk about maybe what the upgrade cycle is for golfers that you target with, you know, your products?

PETE MATHEWSON:  Yes, you know, the life cycle of our shafts, it’s hard to predict and I guess each one is different because there’s too many variables out there.  So that’d be a hard one to answer.  Typically, you know, if you’ve got some – a real hot product in there, it does have legs that go on for at least several years.  And then, probably could really stay if we’d keep it in the line for maybe 10 years.

DAVID MAU:  Well, actually, what I’m talking about mostly is for a golfer using one of your shafts in, you know, a hybrid club, is there a period after which the club loses its flexibility and needs to be replaced?

PETE MATHEWSON:  No, no, no.  It really never wears out.

DAVID MAU:  OK.

PETE MATHEWSON:  Never wears out.

DAVID MAU:  OK.  So what’s more likely to happen then is there’s a new club that comes along that the golfer wants to put into his bag that replaces it.

PETE MATHEWSON:  Exactly.  Exactly.  That’s what everybody’s, you know, that’s sort of what the new models are all about.

DAVID MAU:  OK.  And are there any studies out there for how often golfers replace their clubs?

PETE MATHEWSON:  No, I don’t know of any.

DAVID MAU:  OK.  I mean I can tell that I replace my clubs very often, but – OK.  Well, I appreciate that and, you know, congratulations on a good quarter.

PETE MATHEWSON:  Thank you.

BOB CIERZAN:  Thank you.

OPERATOR:  Thank you.  Once again, the floor is still open for questions.  If you do have a question, please press star followed by one on your touch-tone telephone at this time.  And we do have our next question coming from Bryan Kiss of Kettle Hill Partners.

BRYAN KISS:  Yes, hi.  Question, the carbon fiber that you use to manufacture your clubs, when you buy – when you manufacture that internally, is that being bought from the JV?

BOB CIERZAN:  Yes, it is.

BRYAN KISS:  OK.  Is that bought at a spot market price?  Or is it being bought at a cost to manufacturing price?

BOB CIERZAN:  Cost to manufacture plus a five percent markup.

BRYAN KISS:  OK.  Cost to manufacture plus five percent margin.  OK.  And you said before that you have a competitive advantage in that your able to manufacture the carbon fiber yourselves, 70 percent versus 30 percent buying from the outside parties.  Can you extrapolate or explain more why that’s such an advantage?  Why it gives you a competitive advantage?

BOB CIERZAN:  The carbon fiber we buy out of the JV today our cost, purchase price plus the markup is less than the market’s price for that type of carbon fiber.

BRYAN KISS:  Can you give us some metric there, please?

BOB CIERZAN:  I mean, you know, we buy roughly 70 percent out of the JV.

BRYAN KISS:  Right.  But how much cheaper can you manufacture the stuff than ....

BOB CIERZAN:  No, we’re not going to ...

PETE MATHEWSON:  We can’t disclose that.

BRYAN KISS:  OK.  And as far as your – can you just give a history on the smart market of carbon fiber pricing?  Just, you know, when did it trend up?  And has the trend sort of flattened out here?  And what are your expectations for the future?

PETE MATHEWSON:  Yes.  We first saw in October of 2003.

BRYAN KISS:  OK.

PETE MATHEWSON:  So we – all during 2004, virtually quarterly, pricing was going up and so, really the main hit, we believe, was 2004 and we see it trending, you know, flattening out in 2005.  We expect further increases, but not at the rate we saw in 2004.  Beyond that, it’s anybody’s guess.

BRYAN KISS:  Right.  What were the – what are the typical – for the type of graphite that you use, what were the typical spot increases in the market in 2004 versus 2003?

BOB CIERZAN:  I mean it’s – maybe it went up 20 – 30 percent in 2004.

BRYAN KISS:  20 -30 percent.

BOB CIERZAN:  I mean, you know, it all depends on the grade of carbon fiber.

PETE MATHEWSON:  You know a good way to look at ...

BOB CIERZAN:  Several different grades.

PETE MATHEWSON:  A good way to look at this is it’s a commodity material and, you know, all commodities rose dramatically in 2004.

BRYAN KISS:  Right.

PETE MATHEWSON:  So that’s really what’s happening here.  This is, you know, and on top of that, it’s a tight world situation as far as carbon fiber.

BRYAN KISS:  Right.  And so you see the pricing increase moderating next year.  OK.  And just a historical question here; looking at your second quarter of ‘04 quarter on quarter and the third quarter of ‘04, your revenues dropped $2.5 million and your cost of goods sold – or sorry, your gross profit also dropped $2.5 million – sorry, $3.5, $3.5, $3.5.  So that means you incremental gross margin was 100 percent and that, you know, your gross margin of any of your products were 100 percent.  So what exactly happened there in that ...

BOB CIERZAN:  It’s just the change in mix in the quarters.

BRYAN KISS:  A change in mix in the quarters?

BOB CIERZAN:  You’re going with 2003 to 2004?

BRYAN KISS:  No, no, no.  Second quarter ‘04 versus third quarter ‘04, your sales and gross profit both dropped $3.5 million, the incremental gross margin of 100 percent basically.  Can you explain that, please?

BOB CIERZAN:  At this point, I can’t.  You know – I’d have to take a closer look at it.

BRYAN KISS:  OK.  Thank you very much.

PETE MATHEWSON:  Welcome.

OPERATOR:  Thank you.  Our final question is coming from David Abell, private investor.

DAVID ABELL:  Hi, guys.  Great quarter.

PETE MATHEWSON:  Thanks, David.

DAVID ABELL:  You guys maybe addressed this, I came in late.  But I wanted to have you guys comment on the penetration of the NV, the NVS, the Protopipe, and so forth on the various PGA tours.  And what you all feel is the correlation between, you know, that market share and what – and how it trickles down in to the consumer market?

Because what I seem to see out there is a lot of green, a lot of orange, and some Protopipe, you know, beginning to get into the market and I think that the nationwide tour seems to be also a feeder in to, you know, the PGA tour.  So can you comment on that?

PETE MATHEWSON:  Sure.  You know – obviously, the tours are very important to the success of a shaft line and so, we’ve put a lot of emphasis on that.  On the PGA tour, we’re – we haven’t really led there with driver shafts or wood shafts, but we’ve been right in the top three, typically, week to week.

With hybrids on the PGA tour, we’re neck and neck and have won a fair number of weeks with that shaft.  On the nationwide, we – I think we’ve pretty much dominated that tour with the NV; it’s mainly the NV, but you’re right, there is an increasing number of NVSs and Protopipes are in there in the mix as well.

And we’ve done well on the senior tour, even though we haven’t really had a tour rep out there and obviously, that’s going to be our focus with the NV iron is to get some degree of penetration at the PGA tour level.  But you’re right, David.  I mean obviously, this thing has – it’s crucial to the success; a lot of those in play and there’s been a lot of them, even on the European tour, Asian tour, everything, fairly wide spread.

PETE MATHEWSON:  Any other questions?

OPERATOR:  We do have a final follow up question coming from Bryan Kiss of Kettle Hill Partners.

BRYAN KISS:  Sorry to give you a hard time, guys, but I really appreciate it.  Did you comment – I can’t – I missed this part of the call, did you comment on your gross margins expectations for 2005 for maintaining them?

BOB CIERZAN:  We said that’s really mix related, increases in raw materials will affect that and if our mix which is even more to branded shafts, OK, that sort of would offset it to some extent in the overall mix.

BRYAN KISS:  Did you give a break down between your branded versus un branded or is that premium versus not premium?

BOB CIERZAN:  No, we haven’t.

BRYAN KISS:  Will you break – give that on the 10K?

BOB CIERZAN:  No.

BRYAN KISS:  OK.  Thank you very much.

PETE MATHEWSON:  OK, Bryan.

OPERATOR:  Thank you.  Gentlemen, there appear to be no further questions at this time.  I’ll turn the floor back over to you for any closing remarks you may have.

PETE MATHEWSON:  OK.  Thank you for participating in our fourth quarter 2004 conference call.  We look forward to speaking with you on our first quarter 2005 call.  Thank you.  Bye.

OPERATOR:  Thank you.  This does conclude today’s teleconference.  You may disconnect your lines at this time and have a wonderful day.

END